Exhibit 10.25

Private Placement Bond Underwriting Agreement of
Medium-Sized and Small Enterprises

This agreement is made the 26 day of the month of Dec, 2013, between the two parties in Shanghai

Party A: Zhejiang Kandi Vehicles Co., ltd
Location: Jinhua Industrial Zone
Legal Representative: Xiaoming Hu

Party B: Everbright Securities co. ltd.
Location: No. 1508, Xinzha Road, Jing'An District, Shanghai, China
Legal Representative: Changqing Yuan

  Everbright Securities co. ltd. is a company lawfully formed and validly existing by virtue of the law of China. The company holds license of the business corporation issued by State Administration for Industry and Commerce (registration No: 100000400009059) and security business permit issued by Securities Regulatory Commission (No.Z22831000). The company has been audited and verified by SAC (Security Association of China) and is qualified as a securities underwriter.

Whereas

1.

Party A intends to be filed with Shenzhen Stock Exchange ( hereinafter called the Exchange ), applying for issuing private placement bond, total amount of which shall not exceed 80 million yuan, of 2013 medium-sized and small enterprises of Zhejiang Kandi Vehicles Co., ltd.

2.	Party B is qualified as a bond underwriter.

3.

Party A agrees Party B to act as 2013 private placement bond underwriter of Zhejiang Kandi Vehicles Co., ltd , meanwhile Part B shall underwrite bond of current period on a principal basis (standby underwriting ), which has been approved by Party A.

4.	Party A hereby undertakes that all information it provides is authentic, accurate and complete.

5.	Both Party A and B hereby undertake that they have legal and disposing capacity to sign and perform this agreement. The agreement shall become legal binding once it is signed.

6.

Both Party A and Party B hereby undertake that rights and obligations they are responsible for under this agreement are legal and valid. Signing and implementing the agreement shall not conflict with obligations that need to take under other contract, neither shall affect fulfillment of obligations of this agreement.

Based on mutual trust, equality and mutual benefit after friendly negotiation, now therefore the parties hereto hereby agree the following underwriting agreement:

Definitions

Unless the context otherwise requires, the following terms whenever used in this agreement has the following meanings:

“Issuer” or “Kandi Vehicle”: means Zhejiang Kandi Vehicles Co., ltd.

“Bond of current period” : means private placement bond issued by Zhejiang Kandi Vehicles Co., ltd , of “ private placement bond of 2013 medium-sized and small enterprise” , total amount of which shall not exceed 80 million yuan.

“Issuing for this period”: means issuing bond for the current period.

“Prospectus”: means prospectus of 2013 medium-sized and small enterprises of Zhejiang Kandi Vehicles Co., ltd, for raising funds through issuance of corporate bonds.

“Underwriter”: means Everbright Securities Co., ltd (hereafter called the “Everbright Securities”

“China securities registrar company “: means China securities registrar and clearance company with limited liability.

“Public holiday or non-working day”: means official holidays that enacted by PRC and no-working days that stipulated by government (exclude public holidays and non-working days of HK. SAR and Taiwan)

“Working days”: means Monday to Friday each week (exclude public holidays and non-working days stipulated by government)

“Yuan”: unless otherwise stated, “yuan” means RMB

“Standby underwriting”: means Party B shall purchase the unsold bonds of current period to be offered by Party A at the end of the underwriting period under this agreement defined herein. (This clause applies to standby commitment approach)

“Funds to be raised”: means all or part of funds raised from issuance of bonds in this period (depending on context).

“The two parties”: means Party A and Party B

“Document of public offering”: means document, material or other information required in the process of issuing bond of current period.(Including, but not limited to announcement, prospectus)

“Initial public offering”: means the initial public offering on date of Dec, 27, 2013 (the first day of offering period).

Chapter 1 Summary of Bond of Current Period

1.1	Name of Bond: private placement bond of 2013 medium-sized and small enterprises of Zhejiang Kandi Vehicles Co., ltd (“13 Kandi bond “ for short)

1.2	Issuer: Zhejiang Kandi Vehicles Co., ltd.

1.3	Total amount of bond to be issued: the amount shall not exceed 80 million yuan. ( subject to the amount stated in Acceptance Notice of Filing issued by Shenzhen Stock Exchange )

1.4

Bond period and interest rate: bond of current period refers to 3 (2+1) –year bond with fixed interest rate, coupon rate in previous 1 years shall be 11.5%, raising coupon rate option of issuer and put back potion of investor shall be presented in the end of the second year. Interest accrual of bond of current period adopts simple interest method on yearly basis; compound interest shall not be accrued. Interest of overdue neither shall be accrued. Interest rate of issuing the bond of current period shall be set on basis of benchmark interest rate for loan stipulated by bank plus basic interest margin 5.35% for the corresponding period, benchmark interest rate for loan at the same period is subject to latest rate released on the website of People’s Bank of China.

1.5	Method of repaying principal and paying the interest: the interest rate shall be paid annually. Interest of the final issuing shall be paid with capital.

1.6	Forms of bond issuing: bonds issued shall be real-name registered with book-entry form, registration and clearance service shall be provided by China securities registrar and clearance company (LLC).

1.7	Issuing price: par value of bond of current period shall be 100 yuan, issued in parallel.

1.8	Subscriber: amount of bond subscribed shall be integer multiples of 1000 yuan and no less than 1000 yuan.

1.9	Issuing method: bond of current period shall be issued to specific qualified investors who have strong risk identification and tolerance capability via private placements.

1.10

Range and terms of issuance: bond of current period shall be issued to qualified institutional investor, personal investor, director, supervisor, senior manager of the issuer, and a shareholder who holds 5% or more of the shares of the issuer, as well as underwriter. Institutional investor that qualified to subscribe and transfer private placement bond shall meet the following conditions:

(1) Financial institutions, including commercial bank, securities company , fund management company , trust company, and insurance company, etc. that established upon approval of relevant financial authorities.

(2) Financial product issued by financial institutions listed above includes but not limited to bank’s financial product, trust product, unit-linked product, fund product, asset management product of Securities Company.

(3)Enterprise legal person with no less than 10 million yuan registered capital.

(4) Partnership enterprise with no less than 50 million yuan of subscribed capital contribution of partner in total, and no less than 10 million yuan of actual paid capital.

(5) Other qualified institutional investor recognized by Shanghai Stock Exchange and Shenzhen Stock Exchange.

Where otherwise restrictive provisions stipulated under other law and regulations or authorities regarding the above listed investment subject , the provisions thereof shall be abide by.

1.11. Offering period:2 working days, from initial day of issuing to Dec. 30, 2013.

1.12. Initial public offering: the first day of issuance, namely date Dec 27, 2013.

1.13. Value date: interest accrual shall start from the date of initial public offering; Dec.27 of each year shall be the interest accrual date of accrual period in duration of the bond.

1.14. Accrual period: bond of current period shall be from Dec. 27, 2013 to Dec. 26,2016. Where investor selects put back potion, the accrual period of the bond put back shall be from Dec. 27, 2013 to Dec. 26,2014.

1.15. Interest payment date: interest payment date of bond of current period shall be Dec. 27of each year from 2014 to 2016(if the payment date is a public holiday or non-working day, it shall be postponed till the first following working day), where investor selects put back option, interest payment date for the put back part of bond shall be Dec. 27, 2014 (if the payment date is a public holiday or non-working day, it shall be postponed till the first following working day).

1.16. Bond cashing date: cashing date of bond of current period shall be Dec. 27,2016(if the cashing date is a public holiday or non-working day, it shall be postponed till the first following working day), where investor selects put back option, cashing date for the put back part of bond shall be Dec. 27,2014 (if the cashing date is a public holiday or non-working day, it shall be postponed till the first following working day).

1.17. Where issuer selects raising coupon rate option: issuer may decide whether to raise coupon rate of private placement bond for two years in the end of the first year. Issuer shall announce whether to raise coupon rate of the bond and the raising rate in the specified column on website of Shenzhen Stock Exchange, and the announcement shall be made on the 30th trading day before interest payment day of the first interest accrual period of the bond. Where the raising coupon rate option is not exercised by the issuer, coupon rate of bond of current period shall be maintained the same as original rate for the follow-up period.

1.18. Put back option for investor: when issuer announces whether to raise coupon rate and the raising rate of bond of current period, investor may exercise the right of selling all or part of the bond they hold back to issuer according to par value on the interest payment date of the first interest accrual period. Where investors select to sell all or part of bond of current period they hold back to issuer, the investor shall register within 5 working days from date of a raising coupon rate announcement. Where investor exercises the right of selling back, interest rate payment day of the first interest accrual period of current period bond shall be payment day for selling back, issuer shall complete the payment work for selling back in compliance with regulations stipulated by Stock Exchange and bond registration institution. Where the investor does not make the registration, it shall be regarded as keeping the bond of current period and accept the decision made by issuer regard to whether to raise coupon rate and the bond of current period.

1.19. Method of cashing principal and interest: the transaction shall be handled through bond related registration and trustee agency.

1.20. Method of underwriting: bond shall be standby underwritten by underwriter.

1.21. Underwriter: Everbright Securities co. ltd.

1.22. Place of transfer: qualified investors may trade and transfer bond of current period on the fixed-income securities SZSE integrated electronic trading platform or have bond traded and transferred at Shenzhen Stock Exchange.

1.23. Transfer method: bond of current period shall be transferred by means of spot transaction, or such other methods recognized by Shenzhen Stock Exchange.

1.24. Transfer scope and constraints: the bond of current period shall not be offered to the public, trade or transfer of the bond shall only be conducted between qualified investors.

     Constraints: bond transfer shall be recognized by Shenzhen Stock Exchange in chronological sequence of transfer declaration. In case of the condition of more than 200 accounts results from the transfer, the late transfer shall not be recognized.

1.25. Guarantee note: Zhejiang Mengdeli Electric Co.,ltd shall provide unconditional full guarantee to assume irrevocable joint liability of bond of the current period.

1.26. The purpose of use of the funds raised in bond form: funds raised from the bond of current period shall be used to replenish company’s working capital, improve company’s financial condition and optimize company’s debt structure. Conversion of purpose of the funds has raised within duration of bond of current period subject to consent of board of directors and agreement of bondholders meeting.

1.27. Tax prompt: investor shall pay such taxes related to the bond investment under national tax laws and regulations.

Chapter 2 Method of Underwriting

2.1 Party B shall fully implement underwriting of bond of current period under national laws and regulations.

2.2. This agreement has reached mutual consent and confirmation, Party B shall underwrite the bond of current period on a principal basis (standby commitment).Party B shall pay the full funds raised to bank account specified by Party A within time period prescribed in this agreement.

Chapter 3 Underwriting Fee

3.1. Party A agrees to pay Party B underwriting fee based on the service that Party B provides to Party A regard to this issuance. Underwriting fee shall be 2% of the total amount of funds raised from bond of current period (namely, 1,600,000 yuan). Underwriting fee consists of leader fee, issuing fee, follow-up service fee and sales commission, and the underwriting fee shall be deducted from funds raised directly by Party B.

Party A shall assume full and exclusive liability for payment of all legal fee, guarantee fee, rating fee, audit fee and brokerage fee, as well as other cost and fees out of range of underwriting fee that that Party A shall bear.

Chapter 4 Payment of Fund Raised and its Clearance

4.1. Party A agrees Party B to use the following bank account as a special account for funds raised from bond of current period special account. Transaction of receipt and payment of funds raised from bond of current period shall be handled via this special account.

Special account for funds raised by Everbright Securities is as followed:

Account name: Everbright Securities co. ltd.
Opening bank: Pudong Branch, Shanghai Branch of China Everbright Bank
Account No. 3654 0188 0001 02013
System No. 3032 9000 0544

4.2. Party B shall pay the funds raised into the special account timely. The underwriting shall be conducted under standby commitment. Where, the following conditions happen: (1) the subscription does not cover the bonds issues; and/or (2) any investor fails to pay in due time, Party B is obliged to pay the part of shortage to the special account on the fifth working day from the day of initial public offering before Beijing time 17:00. If underwriting is on an agency basis, funds shall be paid to the special account as the actual amount has been raised.

4.3. Party B shall pay the amount of funds raised after deduction of underwriting fee prescribed in 3.1 according to payment instructions issued by Party A to the specified account of Party B on the first working day after closure of issuance period.

4.4. Party B shall issue invoice of commission within five working days upon receipt of the underwriting fee.

Chapter 5 Interest Payment and Cashing of Principal Capital

5.1.	Payment of interest and cashing of principal capital shall be performed through China Securities Registrar and Clearance co, ltd. (hereafter “China Securities Registrar”)

5.2.

Party A shall deposit full related principal capital or interest in bank account specified by China Securities Registrar Company timely according to notification from China Securities Registrar and provisions that Party A signed with China Securities Registrar, as well as regulations stipulated by SSE and SZSE.

Chapter 6 Disclosure of Information

6.1.

Party A and Party B, as well as other information disclosure obligator, shall abide by the pilot measures for private placement bond of medium-sized and small business at Shenzhen Stock Exchange and the prospectus of the method for raising funds through issuance of corporate bonds to fulfill obligation of information disclosure. A specially-appointed person shall be designated by Party B to guide, supervise and inspect the disclosure work thereof.

Disclosed information shall be released in special column on website of Shenzhen Stock Exchange or in other forms that recognized by SZSE.

6.2.

Party A shall disclose the actual offering scale, interest rate, time limit of the private placement bond, and other documents, such as prospectus, etc within 3 working days as soon as the registration of private placement bond has been completed.

6.3.	If a major event occurs that may have a considerable effect on the paying capacity of the private placement bond in its duration, such event shall be disclosed in time.

Include but not limited to one of the following circumstances shall constitute a major event referred in the preceding paragraph:

(1)	the incurrence of the Party A’s default on debts at maturity through its breach of contract

(2)	the incurrence of incremental borrowing or guarantee that Party A provide exceeds 20%of net asset of previous year of the company.

(3)	the incurrence of free from encumbrances or asset of Party A exceeds 10% of that of previous year.

(4)	the incurrence by Party A of a major loss that exceeds 10% of net asset of previous year.

(5)	. a decision made by Party A concerning capital reduction, merging, division, dissolution or bankruptcy of Party A.

(6)	major lawsuit, arbitration involving Party A, or the company is subject to any administrative punishment.

(7)	major civil suit or criminal litigation involving executives of Party A, or an investigation by the department concerned of a suspected crime involving executives of Party A.

6.4.	Party A shall disclose all the information of principal capital cashing and interest payment pursuant to regulations stipulated by SZSE.

6.5.

if directors, supervisors and senior managers and shareholders holding 5% or more of the shares of the company transfer their private placement bond, Party B should be notified in time, and the information should be disclosed within 3 days on the completion of the transaction.

Chapter 7 Rights and Obligations of Party A

7.1	Party A shall have the right to collect full actual funds raised from bond of current period on time according to this agreement.

7.2.	Some relevant clauses can be amended through negotiation and discussion between the two parties due to changes of national policy.

7.3.	Party A shall submit documents of issuance which stipulated by laws and regulation to relevant authorities timely.

7.4.

Upon receipt of approved or effective notice of issuance document from relevant authorities, Party A shall notify Party B immediately and provide the latter a copy of the notice. Upon receipt of notice regard to suspension of bond issuance and its related documents, or request of amendment or supplement of bond issuance documents, Party A shall notify Party B immediately.

7.5.	Party A shall keep the information and document received from Party B confidential other than disclosing the information pursuant to laws and regulation, as well as rules of stock exchange.

7.6.	Party A shall pay all expenses, interest and cashing payment that described in section 3.1 timely and fully.

7.7.

Party A shall ensure the truthfulness, accuracy and completeness of all documents, material and data regard to operating, financial and legal situation which provide to Party B for preparing the document of issuance application.

7.8.	Party A shall disclose information continuously according to law and regulations to meet their obligation for maintaining a positive market image and credit level.

7.9.	After issuing bond, Party A shall utilize the funds raised in strict accordance with funding purpose which has been approved.

7.10.	Capital verification of Party A shall be completed within 3 working days, and capital verification report be provided to Party B within 5 working days upon receipt of funds raised.

Chapter 8 Rights and Obligations of Party B

8.1	Party B shall have the right to request Party A to pay all expenses, interest and cashing payment that described in section 3.1 timely and fully.

8.2.	Some relevant clauses can be amended through negotiation and discussion between the two parties due to changes of national policy.

8.3.	Party B shall keep the information and document received from Party A confidential other than disclosing the information pursuant to laws and regulation, as well as rules of stock exchange.

8.4.	Party B guarantees that bond of current period shall not be issued at a premium, or issued at an exceeded volume or at a reduced price. The bond shall neither be issued ahead of schedule or overdue.

8.5.	Party B shall transfer full underwriting amount remaining after deduction of underwriting fee into bank account specified by Party A to complete the payment of funds raised from bond.

8.6.	Party B shall report all information related to issuing, listing, trading, circulating, and cashing of bond of current period to Party A in written form.

8.7.	Party B shall assist Party A to try to have the bond of current period transferred at SZSE.

8.8.

Party B shall assist Party A on work of submitting application for issuance, bond depository, and other related work, Party B shall also provide an overall proposal of bond issuance to Party A, assist to complete the work of drawing up prospectus and other documents related to the issuance.

8.9.

Party B shall assist Party A on work of information disclosure, and provide the register roll of bondholder to Party A within 15 working days on the completion of issuance, at the same time Party B shall also provide written subscription material that is accurate, complete and clear.

Chapter 9 Agreement-Breach Liabilities

9.1.	Should any party breach this agreement, with the exception of Force Majeure, the liabilities shall be executed as follows:

(1)

. Each party of this agreement shall complete all payments according to clauses stated in the agreement on time. In case of overdue payment thereof, the overdue party shall pay the opposite party, as liquidated damages for late payment, 0.05% of the amount of the portion of late payment on daily basis until the day of full payment is completed.

(2)

Any loss to one party or both parties arising in connection with or arising out of mistakes that made by signer of each party or its director, staff member or agent shall be for party of the signer’s account, full and effective compensations should be made accordingly.

(3)

Where any loss incurred to the opposite party caused by either party’s failure of compliance with obligations set forth in this agreement, the delinquent party shall undertake liability of the loss. Provisions of this section shall not affect either party’s liabilities for breach of agreement that stated in other sections.

Chapter 10 Force Majeure and Exemption

10.1. If any significant adverse impact on business and financial conditions, prospect of the company or the issuance of bond this time may or have been caused by unforeseeable, unavoidable Force Majeure occurs before any time of closure of bond of current period, this agreement can be suspended or terminated by consensus of both parties. The term “Force Majeure” refers to earthquake, flood, infectious diseases, wars, and act of government, etc.

10.2. Any failure to perform its obligation of either party under this agreement where and to the extent such failure is caused by Force Majeure, such suspension of performance shall not be deemed a breach of agreement, however, all other obligations under this agreement and the time for performance prior to Force Majeure shall thereof shall remain unaffected.

10.3. The party that claims to be affected shall immediately notify the other party of the occurrence in written form, and shall provide available evidence thereof within 15 days thereafter. Otherwise it should undertake liabilities for additional losses.

10.4 if an event of force majeure occurs, the two parties shall coordinate and take fair means and make reasonable effort to minimize the effects of the event of force majeure, otherwise, the party that not make reasonable effort shall undertake liabilities for additional losses.

10.5. If the force majeure or the result of it prevent the issuance of bond and such situation lasts for more than 6 months, neither any fair solution and method has been found, either party (terminating party) shall be entitled to terminate the agreement in form of written notice to the other party. Under such circumstance, this agreement shall terminate from the date of termination notice has been sent.

Chapter 11 Notice

11.1

All instructions, notifications, statements and other correspondence shall be in writing, signed by legal representative or authorized representative, and sealed as well. Any such notice shall be addressed to the following address until either party change its address for notice by giving the other party notice in writing of such change to the address specified:

Party A: Zhejiang Kandi Vehicles Co.,ltd.

Contact: Xiaoying Zhu

Address: Kandi Motown, industrial zone, Jinhua city, Zhejiang Province

Zip code: 321016

Tel: 0579-82239856

Fax: 0579-82239855

Party B: Everbright Securities co. ltd.

Address: No. 1508, Xinzha Road, Jing'An District, Shanghai,

Contact: Chensi Li

Zip code: 200040

Tel: 021-22169835

Fax: 021-22169834

11.2.	Written notice or instruction shall be deemed to have been received according to 11.1:

(1)	upon confirmed receipt of delivery if delivered by hand.

(2)	upon confirmed receipt of EMS if delivered by Express.

(3)	upon confirmed transmission if sent by fax.

Chapter 12 Transfer of Rights and Obligation

12.1. Neither party shall transfer any right or obligation under this agreement without consensus of both sides, otherwise the transfer shall deem as invalid.

Chapter13 Resolutions for Pending Issues and Disputes

13.1 any matters not covered in this agreement or any dispute between the parties shall be resolved by consultation, and make a supplementary agreement in writing. Both this agreement and supplementary agreement shall be equally valid. If there is any inconsistency between this agreement and the supplementary agreement, this agreement shall prevail.

13.2. if no agreement is reached after consultation, either party has the right to appeal to local court.

Chapter 14 Agreement Effectiveness

14.1	This agreement shall come into effect after being signed and sealed by legal representatives of both sides or authorized representatives

14.2.

This agreement constitutes entire and only agreement regard to bond issuing of this time between Party A and Party B, if there is any inconsistency between commitment, understanding, arrangement, or other matters as agreed upon by both parties and this agreement, this agreement shall prevail.

14.3.	Amendment of this agreement shall only in written form, and signed and sealed by legal representatives of both sides or authorized representatives shall come into effect.

14.4.

if there is any inconsistency between this agreement and commitment, understanding, arrangement, or other matters agreed upon by both parties before signing of this agreement, this agreement shall prevail.

14.5.

this agreement is executed in eight (8) originals, with each of equally binding force, and the parties hereto shall each keep one (1) original, the remaining copies shall be used as material that submit to relevant authorities and department.

Chapter 15 Termination of Agreement

15.1. This agreement can be terminated due to the following reasons:

15.1.1. Either party terminates this agreement according to clause stated in 10.1.

15.1.2. The entire agreement has been fulfilled

15.1.3. Both parties decide to terminate the agreement through friendly consultation.

15.2. Each party shall be responsible for any costs incurred by the termination prospectively.

Signature page:

Party A: Zhejiang Kandi Vehicles Co., ltd (seal)

Legal representative or authorized representative:

Date:

Party B: Everbright Securities Co., ltd (seal)

Legal representative or authorized representative:

Date: